UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	March 22, 2010

Enova Systems, Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

California	1-33001	95-3056150
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

1560 West 190th Street, Torrance, California		90501
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	310-527-2800

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Top of the Form

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective March 22, 2010 and for the fiscal year ending December 31, 2010, the Board of Directors approved a cash bonus arrangement for Messrs. Staran, Fenton and Mullins comprised of three separate components, two of which are performance-based and one of which is discretionary, and a bonus arrangement providing for certain payments to Messrs. Staran, Fenton and Mullins in the event of an extraordinary transaction the result of which is a change in control of Enova.

If certain performance based goals related to margins are met, the bonus for Mr. Staran would range from a low of $11,475 to a high of $80,000; the bonus for Mr. Mullins would range from a low of $7,650 to a high of $50,000; and the bonus for Mr. Fenton would range from a low of $6,375 to a high of $40,000. An additional performance bonus of like amount based on the achievement of certain operating cash flow goals will be payable to each of Messrs. Staran, Mullins and Fenton if such operating cash flow goals are met. The discretionary bonus will be determined by the Compensation Committee and, as such bonus (if any) is discretionary, the amount thereof is not determinable at this time.

In the event of certain change of control transactions and provided certain criteria are satisfied, Messrs. Staran, Mullins and Fenton would be entitled to a bonus based on the amount and type of consideration received in that transaction and such bonus would be payable in the same ratio of cash and stock as may be payable to the shareholders of Enova in that transaction. The amount of the bonuses that would be paid to Messrs. Staran, Mullin and Fenton, individually, would be aggregated with any other change of control payments that they are then eligible to receive under other arrangements and the total amount of the aggregated change of control payments would be capped as determined by the Board to avoid excise taxes and to permit their deductibility. Because of the variables associated with this arrangement and other factors related thereto, Enova cannot predict if any such bonus amount will become payable or, if so, the amount thereof.

Top of the Form

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Enova Systems, Inc.

March 22, 2010	By:	/s/ Jarett Fenton

Name: Jarett Fenton
Title: Chief Financial Officer